UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2011

DONALDSON COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1400 West 94th Street
Minneapolis, MN 55431

(Address of principal executive offices) (Zip Code)

(952) 887-3131

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2011, Donaldson Company, Inc. issued a press release announcing that as part of its ongoing officer succession planning process, Thomas R. VerHage, Vice President and Chief Financial Officer will resign from his position and leave the Company on October 31, 2011.

In addition, the press release announced that with VerHage’s retirement, James F. Shaw will be promoted to Vice President and Chief Financial Officer effective November 1, 2011. Shaw is currently Corporate Controller and Principal Accounting Officer.

The Company’s executive compensation program elements applicable to Mr. Shaw are described in the Compensation, Discussion and Analysis (“CD&A”) section of the Company’s Fiscal 2010 Proxy Statement filed with the SEC, and include: Base Salary, Annual Cash Incentive, Long-Term Equity (includes Long-Term Compensation Awards, Stock Options, and Restricted Stock), Benefits, and Change in Control (“CIC”) Agreement. The Company has entered into CIC Agreements with its Executive Officers. Other than the CIC Agreements, the Company does not have any employment contracts with its Executive Officers. Mr. Shaw will be provided, on the effective date of his appointment, with a CIC Agreement at the Vice President level as described in the CD&A. He also will be a participant in the Company’s Long-Term Compensation Plan, Annual Cash Incentive Plan, and the annual stock option award program, which programs are described in the CD&A. He also will be eligible for the Excess Pension Plan, and Deferred Compensation and 401(k) Excess Plan, as described in the CD&A.

Item 7.01.   Regulation FD Disclosure.

A copy of the press release that discusses these matters is being furnished to the SEC and is attached as Exhibit 99.1 to this report.

Item 9.01.   Financial Statements and Exhibits.

(d)    Exhibits.

99.1	Press Release, dated July 5, 2011, issued by Donaldson Company, Inc.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 6, 2011

DONALDSON COMPANY, INC.

By:	/s/ Norman C. Linnell
	Name:	Norman C. Linnell
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 5, 2011 issued by Donaldson Company, Inc.